Exhibit 99.1
IDM Pharma Receives Nasdaq Shareholder Equity Notification
IRVINE, Calif. — April 13, 2009 — IDM Pharma, Inc. (NASDAQ: IDMI), a company focused on the development of innovative cancer products, including MEPACT® (mifamurtide), which was recently approved in Europe for the treatment of osteosarcoma, today announced receipt of a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) informing the Company that it does not comply with the requirement to maintain a minimum of $10 million in stockholders’ equity for continued listing on the Nasdaq Global Market.
IDM has until April 23, 2009 to provide Nasdaq a specific plan to achieve and sustain compliance with all Nasdaq Global Market listing requirements. If Nasdaq accepts the Company’s plan, the Company may be granted a period of up to 105 days within which it can regain compliance with such listing requirements. The Company is currently evaluating options including submission of a compliance plan with Nasdaq, application to transfer to the Nasdaq Capital Market, or a parallel approach. There can be no assurance that such compliance plan will be sufficient to avoid delisting or that such application to transfer to the Nasdaq Capital Market will be approved.
As previously disclosed, IDM has engaged JMP Securities, LLC, an investment bank, to advise the Company in exploring available strategic alternatives, including possible merger or acquisition opportunities.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements about the timing of and the Company’s ability to present an acceptable plan to achieve and sustain compliance with applicable Nasdaq Global Market continued listing requirements, the Company’s ability to meet the Nasdaq’s listing criteria for the Nasdaq Capital Market as set forth in Marketplace Rule 4310, and whether the Company will seek to transfer to the Nasdaq Capital Market or to appeal the Nasdaq staff’s determination and request an oral hearing before a Nasdaq listing qualifications panel. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the Company’s ability to comply with Nasdaq’s listing requirements, Nasdaq’s agreement with the Company’s plans and/or assessments with respect to such compliance, whether the Company will seek to transfer to the Nasdaq Capital Market, whether the Company elects to secure sales and marketing infrastructure for MEPACT in the EU, whether the Company seeks and will be able to complete any potential strategic transaction on terms acceptable to the Company’s stockholders, how the volatile economic environment will affect the Company’s efforts to complete a strategic transaction or raise additional capital, and whether the cash resources of the Company will be sufficient to fund operations as planned. These and other risks affecting the Company and its drug development programs, intellectual property rights, personnel and business are more fully discussed in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.